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                                              THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                      Exhibit 11
                                                   COMPUTATION OF NET EARNINGS PER SHARE
                                                   (in thousands, except per share data)
                                                               (UNAUDITED)

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                                                                Thirteen weeks ended                 Thirty-nine weeks ended
                                                        ----------------------------------    ------------------------------------
                                                          Nov. 3, 2001       Oct. 28, 2000        Nov. 3, 2001       Oct. 28, 2000
                                                        --------------     ---------------      --------------      --------------
(a)  Net earnings (loss) before extraordinary item....         $11,016          $ (62,271)            $32,408          $ (54,455)
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(b)  Adjusted net earnings (loss) before
       extraordinary item.............................         $11,016          $ (62,271)            $32,408          $ (54,455)
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(c)  Average number of common shares outstanding
       during the period..............................          51,375             51,112              51,328             51,055

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........             879                  -                 523                  -
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(d)  Average number of common shares assumed
       outstanding during the period..................          52,254             51,112              51,851             51,055
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Basic Earnings (Loss) per Share:
     Before Extraordinary item (a/c)..................         $   .21          $   (1.22)            $   .63          $   (1.07)
     Extraordinary item...............................            (.02)              (.02)               (.02)               .04
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Basic Earnings (Loss) per Share                                $   .19          $   (1.24)            $   .61          $   (1.03)
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Diluted Earnings (Loss) per Share:
     Before Extraordinary item (b/d)..................         $   .21          $     .21             $   .63          $   (1.07)
     Extraordinary item...............................            (.02)              (.02)               (.02)               .04
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Diluted Earnings (Loss) per Share                              $   .19          $     .19             $   .61          $   (1.03)
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